EXHIBIT 15.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-261565) of China Liberal Education Holdings Limited (the “Company”) of our report dated April 14, 2022, relating to the consolidated balance sheets of the Company as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended December 31, 2021, and the related notes, included in this Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

Audit Alliance

Singapore

April 14, 2022